ROSS MILLER Secretary of State STATE OF NEVADA OFFICE OF THE SECRETARY OF STATE SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings Commercial Recording Division 202 N. Carson Street Carson City, Nevada 89701-4069 Telephone (775) 684-5708 Fax (775) 684-7138 Certified Copy August 20, 2010 Job Number: C20100820-0739 Reference Number: 00002834265-80 Expedite: Through Date: The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report. Document Number(s) Description Number of Pages 20100624003-88 Amendment 1 Pages/1 Copies Certified By: Robert Sandberg Certificate Number: C20100820-0739 You may verify this certificate online at http://www.nvsos.gov/ Respectfully, ROSS MILLER Secretary of State